Exhibit 10.1
FOURTH AMENDMENT TO SINGLE TENANT ABSOLUTE NET LEASE
THIS FOURTH AMENDMENT TO SINGLE TENANT ABSOLUTE NET LEASE (this Amendment”) is entered into as of this 27th day of July, 2020, by and between 10165 MCKELLAR COURT, L.P., a California limited partnership (“Landlord”), and QUIDEL CORPORATION, a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Single Tenant Absolute Net Lease dated as of December 20, 1999 (the “Original Lease”), as amended by that certain First Amendment to Single Tenant Absolute Net Lease dated as of December 20, 1999, that certain Second Amendment to Single Tenant Absolute Net Lease dated as of December 21, 2009 and that certain Third Amendment to Single Tenant Absolute Net Lease dated as of January 1, 2016 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) at 10165 McKellar Court, San Diego, California;
B.WHEREAS, Landlord and Tenant desire to extend the Lease Term; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Fourth Amendment Extension Term. The Lease Term is hereby extended for ten (10) years and, therefore, the Lease Term shall expire on December 31, 2030 (the “New Expiration Date”). The period commencing on January 1, 2021 (the “Fourth Amendment Extension Term Commencement Date”) and ending on the New Expiration Date shall be referred to herein as the “Fourth Amendment Extension Term.” From and after the Fourth Amendment Extension Term Commencement Date, any references in the Lease to the Lease Term shall mean the Lease Term as extended pursuant to this Amendment.
3.Monthly Rent. Commencing as of the Fourth Amendment Extension Term Commencement Date, initial Monthly Rent for the Premises shall be as follows:

Dates	Square Feet of Rentable Area	Monthly Rent per Square Foot of Rentable Area	Monthly Rent
1/1/21 – 12/31/21	72,863	$3.15 monthly	$229,518.45
Monthly Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Monthly Rent. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Fourth Amendment Extension Term Commencement Date, and subsequent adjustments shall become effective on each of the successive nine (9) annual anniversaries during the Fourth Amendment Extension Term.
4.Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Fourth Amendment Extension Term, and (b) except as otherwise provided in the Existing Lease, Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Fourth Amendment Extension Term or to pay for any improvements to the Premises.
5.CASp. The Premises have not undergone inspection by a Certified Access Specialist (“CASp,” as defined in California Civil Code Section 55.52). Even if not required by California law, the Premises may be inspected by a CASp to determine whether the Premises comply with the Americans with Disabilities Act, and Landlord may not prohibit a CASp performing such an inspection. If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp. A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under California State law. Although California State law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.
6.Options to Extend Term. Tenant shall have two (2) options (each, an “Option”) to further extend the Lease Term by five (5) years each as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Lease Term pursuant to an Option shall be on all the same terms and conditions as the Lease, except as follows:
6.1Monthly Rent at the commencement of each Option term shall equal the then-current fair market value for comparable office and laboratory space in the Sorrento Mesa submarket of comparable age, quality, level of finish and proximity to amenities and public transit, and containing systems and improvements similar to those present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise such Option (“FMV”), and in each case shall be further increased on each annual anniversary of the Option term commencement date by three percent (3%). Tenant may, no more than thirteen (13) months prior to the date the Lease Term is then scheduled to expire, request Landlord’s estimate of the FMV for the next Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise an Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant gives written notice to exercise an Option but does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the Sorrento Mesa submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising an Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Sorrento Mesa laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Sorrento Mesa submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the Baseball Arbitrator’s view of the actual FMV. The Baseball Arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Monthly Rent payable for the applicable Option term. If, as of the commencement date of an Option term, the amount of Monthly Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Monthly Rent equal to the Monthly Rent payable with respect to the year immediately preceding the commencement date of the Option term that is then commencing (such amount, the “Temporary Monthly Rent”). After the final determination of Monthly Rent payable for the Option term, the parties shall promptly execute a written amendment to the Lease specifying (y) the amount of Monthly Rent to be paid during the applicable Option term and (z) if applicable, the process for the refund or credit to Tenant if the final determined Monthly Rent of the Option Term is less than the Temporary Monthly Rent, or payment to Landlord if the final determined Monthly Rent is greater than the Temporary Monthly Rent, in each case of the excess or shortfall between the final determined Monthly Rent during the Option Term and the Temporary Monthly Rent, respectively. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.
6.2No Option is assignable separate and apart from the Lease.

6.3An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least twelve (12) months prior to the end of the expiration of the then-current Lease Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.
6.4Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:
(a)During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default with respect to Tenant’s payment obligations or is in material non-monetary default under the Lease and continuing until Tenant has cured such default; or
(b)At any time after any Default as described in Article 22 of the Original Lease and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or
(c)In the event that Tenant has defaulted in the performance of its obligations under the Lease two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, unless Tenant has cured such defaults.
6.5The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 6.4 of this Amendment.
6.6All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under the Lease two (2) or more times and a service or late charge under Section 5.3 of the Original Lease has become payable for any such default, unless Tenant has cured such defaults.
6.7Notwithstanding anything to the contrary, any and all rights of Tenant under the Existing Lease to extend the Lease Term (including, without limitation, the rights set forth in Article 4 of the Original Lease) are hereby deleted from the Existing Lease in their entirety, and shall no longer be of any further force or effect.
7. Additional Insureds. The insurance required to be carried by Tenant under the Lease shall name the Landlord Parties (as defined below) as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of

Tenant. “Landlord Parties” means Landlord, BioMed Realty, L.P., and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates and lenders.
8.Broker. Each of Landlord and Tenant (in such capacity, the “Indemnifying Party”) represents and warrants to the other party (in such capacity, the “Indemnified Party”) that the Indemnifying Party has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Hughes Marino (“Broker”) and agrees to reimburse, indemnify, save, defend (at the Indemnified Party’s option and with counsel reasonably acceptable to the Indemnified Party, at the Indemnifying Party’s sole cost and expense) and hold harmless the Indemnified Party and its affiliates and their respective shareholders, members, directors, officers and employees and their respective successors and assigns for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by the Indemnifying Party or claiming to have been employed or engaged by the Indemnifying Party, other than Broker. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.
9.No Default. Each of Landlord and Tenant represents, warrants and covenants to the other that, to the best of its knowledge, neither party is in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
10.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:
Quidel Corporation
9975 Summers Ridge Road
San Diego, California 92121
11.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
12.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
13.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
14.Authority. Each of Landlord and Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
15.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.
LANDLORD:
10165 MCKELLAR COURT, L.P.,
a California limited partnership
By: BMR-10165 MCKELLAR COURT GP LLC,
its General Partner
By:  /s/ KEVIN M. SIMONSEN
Name:  Kevin M. Simonsen
Title:  EVP, General Counsel & Secretary
TENANT:
QUIDEL CORPORATION,
a Delaware corporation
By: /s/ RANDALL J. STEWARD
Name: Randall J. Steward
Title: Chief Financial Officer